UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	12-16-05

Amazing Technologies Corp.

(Exact name of registrant as specified in its charter)

Nevada		98-0450144
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

23 Corporate Plaza Drive, Suite 200
Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code       949-706-7845

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

The Capital Stock

On December 16, 2005, Amazing Technologies Corp, a Nevada Corporation (the “Registrant” or “Amazing”) entered into a Capital Stock Purchase Agreement (the “Agreement”) with Axion Solutions, Inc. (“Axion”), a California Corporation, and its principals Paula Milano and Karen Mills.  The Agreement sets forth the terms and conditions of the acquisition through the exchange of ninety seven and fifty-four hundredths percent (97.54%) of the beneficial ownership interests of Axion.  The Agreement is attached hereto as Exhibit 10.0 and incorporated herein by this reference.

The authorized capital stock of the Axion consists of 100,000,000 million shares of common stock, of which 80,000,000 shares are designated as Series A Voting Common Stock and 20,000,000 shares are designated as Series B Non-Voting Common Stock, and 1,000,000 shares of preferred stock.  As of the date of the Agreement, 40,000,000 shares of Series A Voting Common Stock, 1,010,000 shares of Series B Non-Voting Common Stock, and no shares of preferred stock, are issued and outstanding.  There are also issued and outstanding options to purchase 266,000 shares of the Company’s Series B Non-Voting Common Stock.  The Agreement contemplates the purchase by Amazing of the 40,000,000 shares owned by Ms. Milano and Ms. Mills.

The Consideration

Upon the terms and subject to the conditions of this Agreement, Ms. Milano and Ms. Mills at the Closing Date will transfer the Axion Capital Stock to Amazing in consideration for the aggregate sum of five million dollars ($5,000,000.00) from Amazing, subject to the terms and conditions as further set forth in Exhibit 10.0.

The Structure of Payment

As payment for the transfer of the Axion Capital Stock to Amazing, Amazing shall deliver to Ms. Milano and Ms. Mills at the Closing the following consideration:

a)     Purchaser shall pay $1,500,000.00 in cash, via wire transfer, to the respective bank accounts of Ms. Milano and Ms. Mills according to their respective Percentage Interests.

b)    Amazing shall issue to Ms. Milano and Ms. Mills, based on their respective Percentage Interests, Series A Secured Convertible Promissory Notes in the aggregate principal amount of $1,500,000.00, accruing interest at a rate of 7% per annum executed by Amazing, due and payable to the Ms. Milano and Ms. Mills one hundred eighty days (180) after the Closing.

c)     Amazing shall issue to Ms. Milano and Ms. Mills, based on their respective Percentage Interests, Series B Secured Convertible Promissory Notes in the aggregate principal amount of $1,000,000, accruing interest at a rate of 7% per annum executed by Amazing, due and payable to the Shareholders three hundred sixty five (365) days after the Closing.

d)    Amazing shall issue to Ms. Milano and Ms. Mills, based on their respective Percentage Interests, Series C Secured Convertible Promissory Notes in the

aggregate principal amount of $1,000,000.00, accruing interest at a rate of 7% per annum executed by Amazing, due and payable to Ms. Milano and Ms. Mills seven hundred thirty (730) days after the Closing.

Customary Representations and Conditions

Amazing and Axion have made customary representations, warranties and covenants in the Agreement and have also made certain customary covenants.

Consummation of the Agreement is subject to customary conditions, including (i) approval of both parties’ shareholders, (ii) approval of regulatory authorities and (iii) the absence of any law or order prohibiting the consummation of the Agreement.  In addition, each party’s obligation to consummate the Agreement is subject to certain other conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (ii) material compliance of the other party with its covenants.  Furthermore, the Agreement contains certain termination rights for both Amazing and Axion.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.0 hereto.

Other than in respect of the Agreement, there is no material relationship between Amazing and Axion or its affiliates.

Before making any voting or investment decision, investors and security holders of either Amazing or Axion are urged to carefully read the entire registration statement filed by Amazing, as well as any amendments or supplements to these documents.  Investors and security holders may obtain a free copy of the registration statement, and joint proxy statement/prospectus (when available) and other documents filed by each of Amazing with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Item 2.02. Results of Operations and Financial Condition

On December 21, 2005, Amazing Technologies Corp. will announce via a press release its Agreement to the purchase of ninety seven and fifty-four hundredths percent (97.54%) of the beneficial ownership interests of Axion Solutions, Inc.  A copy of the press release is furnished as Exhibit 10.1 to this Form 8-K.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amazing Technologies Corp., a Nevada Corporation

Date 12-20-05	/s/ J. Bradley Hall
J. Bradley Hall, Chairman and Chief Executive Officer of Amazing Technologies Corp, a Nevada Corporation

Exhibit Index

Exhibit No.	Description
10.0	Capital Stock Purchase Agreement, dated as of December 16, 2005
10.1	Press Release